EXHIBIT 99.1

       NEWS RELEASE

	Contacts:	Susser Holdings Corporation Mary Sullivan, Chief Financial Officer (361) 693-3743, msullivan@susser.com
FOR IMMEDIATE RELEASE
DRG&E Ken Dennard, Managing Partner (713) 529-6600, ksdennard@drg-e.com Anne Pearson, Senior Vice President (210) 408-6321, apearson@drg-e.com

Ronald G. Steinhart Elected to Susser Holdings’ Board of Directors

CORPUS CHRISTI, Texas, Sept. 15, 2009 – Susser Holdings Corporation (NASDAQ: SUSS) announced today that Ronald G. Steinhart, retired CEO of the Commercial Banking Group of Bank One Corporation, has been elected to Susser’s Board of Directors. With the addition of Steinhart, Susser’s board expands to eight directors.

“Ronnie brings to our Company more than 37 years of experience in commercial banking,” said Sam L. Susser, president and chief executive officer of Susser Holdings. “His advice and experience at the highest levels of finance will prove very valuable to our Company as we continue to grow the business both organically and through strategic acquisitions.”

Steinhart served as chairman and chief executive officer of the Commercial Banking Group of Bank One in Dallas from December 1996 until his retirement in January 2000. From January 1995 to December 1996, he was Chairman and CEO of Bank One, Texas, N.A. He joined Bank One in connection with its merger with Team Bank, which he founded in 1988.

He serves as a director of Penske Automotive Group, Animal Health International, Inc. and Texas Industries Inc. Mr. Steinhart is a trustee of the MFS/Compass Group of mutual funds.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 520 convenience stores in Texas, New Mexico and Oklahoma under the Stripes and Town & Country banners. Restaurant service is available in over 300 of its stores, primarily under the proprietary Laredo Taco Company and Country Cookin' brands. The Company also supplies branded motor fuel to approximately 380 independent dealers through its wholesale fuel division.

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SUSS-IR